REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
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The Board of Directors
Cardiff International, Inc.
Salt Lake City, Utah

     We have reviewed the accompanying balance sheet of Cardiff International, Inc. as of March 31, 2000, and the related statements of operations and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Cardiff International, Inc.

     A review of interim financial statements consists principally of inquiries of Company personnel responsible for financial matters and analytical procedures applied to financial data. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generall accepted accounting principles.

     As discussed in the notes to the financial statements, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

                                By/S/ Schumacher & Associates, Inc.
                                Schumacher & Associates, Inc.
                                Certified Public Accountants
                                2525 Fifteenth Street, Suite 3H
                                Denver, Colorado  80211

May 12, 2000